2909 Hillcroft, Suite 420

Houston, TX  77057

713-467-2222

NEWS RELEASE

Press Contacts:

Rhonda LittleSales and Marketing CoordinatorPhone: 800-880-2212Email: rlittle@hartmaninvestment.com

Hartman XX Adds Houston Suburban Office Building

HOUSTON – Hartman Short Term Income Properties XX, Inc. (Hartman XX), a Houston based Real Estate Investment Trust, announced today that Hartman 400 North Belt LLC, an affiliate, purchased the 400 North Belt office building.

“We are pleased to have acquired an institutional quality office building with excellent access to Houston’s North Belt,” said Dave Wheeler, EVP & Chief Investment Officer.

400 NORTH BELT – 400 North Belt is a 12-story, 230,872 sq. ft. office building located at the southeast corner of Sam Houston Parkway/Beltway 8 and Imperial Valley Drive.  400 North Belt is located in the heart of Houston’s Greenspoint office submarket with close proximity to George Bush Intercontinental Airport (IAH) and has superior ingress/egress that is equidistant between the Houston CBD and the Woodlands.

“Over the last ten years, the previous owner spent more than $2.9 million in capital improvements and the building offers the potential for income growth by leasing the remaining vacant space and rolling the existing tenants to market rates,” said Al Hartman, CEO of Hartman XX.

“We consistently strive to create value for our investors and the growth of the Hartman XX portfolio is our top priority. The acquisition of 400 North Belt is another step forward in our plan to accomplish this,” continues Mr. Hartman.

Danny Miller, CCIM and Trent Agnew of Holliday Fenoglio Fowler represented the seller in the transaction and Dave Wheeler, Julian Kwok, CCIM and Russell Turman represented the buyer, Hartman 400 North Belt LLC.

About Hartman Short Term Income Properties XX, Inc.

Hartman Short Term Income Properties XX, Inc. is a Texas-centric REIT which owns eleven properties in Dallas/Ft. Worth, Houston, and San Antonio. For additional information about Hartman XX visit www.HartmanREITs.com or call 800-880-2212. Our properties are located in Houston, Dallas and San Antonio, Texas. For more information, please contact Rick Vitale, at 651-491-3693.

This release contains certain forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “may” and “should” and their variations identify forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Hartman Short Term Income Properties XX, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

Securities offered through D. H. Hill Securities, LLLP, Member FINRA/SIPC, 1543 Green Oak Place, Kingwood, TX 77339. (832) 644-1852.